Exhibit 10.16

Trademark Licensing Agreement

Licensor:	Xiaomi Communications Co., Ltd.
Business Address:	The Rainbow City of China Resources, No. 68 Qinghe Middle Road, Haidian, Beijing

Licensee:	Anhui Huami Information Technology Co., Ltd.
Business Address:	Block H8, No. 2800 Chuangxin Way, Innovation Industrial Park Phase II, High-Technology Zone, Hefei

WHEREAS:

The Licensor possesses registered trademarks and logos that are of value, and the Licensee is in desirous of using such trademarks and logos in manufacturing, selling and distributing its products;

The Licensee is an authorized supplier approved by Xiaomi (AVL), and agrees to be bound by the Quality Framework Agreement executed or to be executed by and between the Licensor and the Licensee for purpose of obtaining approval from Xiaomi as a Xiaomi approved vendor;

The parties, upon friendly consultations, hereby enter into the agreement by their respective authorized representatives as follows:

1.	The Licensee agrees to obtain from the Licensor and the Licensor agrees to grant the Licensee a limited, non-exclusive, irrevocable, non-sublicensed and non-transferable license to use the following trademarks worldwide (“License”).

The Licensor permits the Licensee to use the registered trademarks and logos listed in Appendix I “List of Licensed Marks” which is attached hereto (“Licensed Marks”) and the Licensor hereby permits the Licensee to use the Licensed Marks on the authorized products (“Permitted Goods”) set forth in Appendix II “List of Authorized Products” which is attached hereto within the authorized scope agreed by the parties solely for the purposes of [purpose]. The Licensor shall be entitled to make adjustments to the aforesaid authorized scope and term according to its business needs.

2.	The License shall be valid from October 23, 2017 until October 22, 2020. The Licensor shall have the right to unilaterally revoke this License at an earlier date. The parties may enter into a separate supplementary agreement to extend the License subject to prior consent from the Licensor, provided that the Licensee shall apply for the extension of the term in writing at least 30 days prior to the expiration thereof.

3.	During the term of the License, royalty for the use of the License shall be 0, payable by the Licensee to the Licensor within 30 days after the date of this Agreement.

4.	The Licensor shall have the right to revoke the License immediately and require the Licensee to indemnify it against any damage and loss suffered and to take actions to eliminate any negative impact in the event that:

i.	the Licensee fails to use the Licensed Marks strictly in accordance with the registered form and presentation of the Licensed Marks listed in Appendix I “List of Licensed Marks” attached hereto or such other form or presentation as provided by the Licensor without altering any of the characters, patterns or compositions of the Licensed Marks;

ii.	the Licensee fails to use the Licensed Marks only on the Permitted Goods set forth in Appendix II “List of Authorized Products” attached hereto and the packaging and promotional materials thereof strictly in accordance with the locations to use the Licensed Marks (if any) and the number of Permitted Goods (if any) set forth in Appendix II “List of Authorized Products” attached hereto, or fails to use the Licensed Marks within the permitted scope of the Licensed Marks;

iii.	the Licensee applies for, registers or uses any trademarks, domain names or other business logos identical or similar to the Licensed Marks, or registers or uses any company name which includes words or characters identical or similar to the Licensed Marks.

5.	In the event that the Licensor and the Licensee have not entered into any Quality Framework Agreement, the Licensor and the Licensee hereby agree to enter into the Quality Guarantee Agreement attached hereto as Appendix III. The Licensee shall strictly comply with the provisions set forth in such Quality Framework Agreement as previously executed or such Quality Guarantee Agreement as attached hereto in Appendix III to ensure the quality of such Permitted Goods or services that use the Licensed Marks hereunder.

The Licensor shall have the right to monitor the quality of the Licensee’s Permitted Goods or services that use the Licensed Marks hereunder.

The Licensee agrees that the Permitted Goods hereunder shall meet the quality standards set forth in such Quality Framework Agreement as executed previously or such Quality Guarantee Agreement as attached in Appendix III, and that the sample, appearance and quality of such Permitted Goods will be able to optimize the benefits and protect and improve the reputation of the Licensed Marks and the goodwill represented thereby. The Licensee undertakes that the production, sales and distribution of the Permitted Goods hereunder shall comply with the laws of the place of sales and shall not undermine the reputation of the Licensor and its Licensed Marks.

If any of the Permitted Goods or services that uses the Licensed Marks does not meet the requirements of the Licensor, the Licensor shall have the right to require the Licensee to undertake to cease the sales of, destroy or remove trademarks or logos of such goods or services and shall be liable to the Licensor as agreed in such Quality Framework Agreement as executed before or such Quality Guarantee Agreement as attached hereto in Appendix III.

6.	The Licensee must indicate its company name, place of production, after-sale contacts and other related information on the Permitted Goods which use the Licensed Marks hereunder at places including but not limited to the outer packaging and user manuals.

7.	If the Licensee intends to use the Licensed Marks on any Permitted Goods hereunder and the outer packaging, user manuals and promotional materials, whether online or offline, including but not limited to, advertisements on the Internet, video advertisements, light boxes advertisement and posters, it shall submit the proposed design and layout to the Licensor for review, which may be used only with the Licensor’s approval. If subsequently the Licensor publishes any manual to regulate the use of the said trademarks, the Licensee agrees to use any of the Licensed Marks hereunder in accordance with the requirements provided therein.

8.	In no event shall the Licensee transfer, sub-license or assign any of its rights hereunder or subrogate any of its obligations hereunder.

9.	If the Licensor prematurely revokes the License of the Licensed Marks hereunder or the License has expired and has not been renewed, the Licensee shall complete any pending orders that have been accepted within 30 days (“Clearing Period”). If the sales of those ordered goods exceeds the Clearing Period or any Permitted Goods fail to meet the quality requirements of the Licensor, the Licensee shall, upon demand by the Licensor, remove all trademarks or logos at its own expenses, or allow the Licensee to repurchase such goods. After the expiration of the term of the License, the Licensee shall destroy all remaining packaging, user manuals and promotional materials which contain the Licensed Marks if so instructed by the Licensor and make such amendments as instructed by the Licensor in respect of the online promotional information which contain Licensed Marks.

10.	The Licensor shall have the right to unilaterally revoke the license at an earlier date before the expiry date by giving written notice, which shall be effective on and from the date of receipt of such notice by the Licensee, if:

i.	The Licensee assigns or sub-licenses any Licensed Marks hereunder without consent of the Licensor;

ii.	The Licensee breaches Article 4, Article 5, Article 7 or Article 8 hereof, which causes loss and damage to the Licensor.

The Licensor shall have the right to require the Licensee to bear legal liabilities, including but not limited to, eliminating any negative impact and compensating for damage and losses.

11.	The Licensee shall be obligated to assist the Licensor in discovering and stopping any infringement of any rights related to the Licensed Marks hereunder. In the event that any such infringing act has been discovered, the Licensee shall notify the Licensor immediately and assist the Licensor in taking legal actions against such infringing act.

12.	The formation, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the Mainland territory of the People’s Republic of China. Any dispute arising out hereof shall be settled by friendly consultation, failing which the parties agree to submit the dispute to Beijing Arbitration Commission for arbitration pursuant to the Rules of Arbitration thereof. The award of the arbitration shall be final and binding upon the parties to the arbitration. Neither party shall initiate any legal proceedings in respect of the dispute to any court for purpose of altering the award. The losing party shall pay the costs and expenses of the arbitration, unless the arbitral institute otherwise make any ruling in respect thereof.

13.	This Agreement shall be effective on and from the date on which both parties hereto affix their stamps. The term of this Agreement shall be Three (3) years.

14.	If any provision of this Agreement becomes invalid, unenforceable or illegal, such provision shall be severed from this Agreement and the remaining provisions shall not in any way be affected or impaired by such invalidity, unenforceability or illegality.

15.	This Agreement shall not be deemed to have created any relationships of employer/employee, principal/agent, or joint venture. Neither party shall have any right to execute any contract on behalf of the other party.

16.	Neither party may disclose any terms or conditions hereof without prior written consent of the other party, except as reasonably required by the banker, lawyer or accountant of the disclosing party or as stipulated by laws.

17.	The Licensor shall not be liable for any indirect, incidental, special or consequential loss, which shall include loss on profit, income or data and whether in contract, tort or any litigation based on any guarantee. In no event shall the liquidated damage payable by the Licensor exceed the royalty paid by the Licensee in respect of the Licensed Marks hereunder.

18.	The Licensee acknowledges that the Licensed Marks, and its relevant documents, and all other information in connection with the business and operation of the Licensor known by the Licensee during the term of this Agreement or prior to the execution of this Agreement shall remain valuable, confidential and private to the Licensor. At all times during the term of this Agreement and thereafter, each receiving party and any of its employees, contracting parties, advisers and agents shall (a) use the same degree of prudence as it normally exercises to protect its own confidential information to protect the information of the other party received by it; (b) keep the confidential information of the other party in confidence; (c) not use the confidential information of the other party unless otherwise permitted by this Agreement; (d) not disseminate, distribute, sell, publish or in any other way make known to any third party any confidential information of the other party.

The Licensee acknowledges that irreparable damage would be caused to the Licensor in the event that the receiving party violates the above-mentioned provisions of confidentiality. Therefore, in the event of any default, the Licensor shall be entitled to immediate injunctive relief in addition to any other relief to which it is legally entitled.

19.	This Agreement shall be written in Chinese and executed in three (3) originals, each of which shall have equal legal force and effect. In witness whereof, the parties hereto have executed this Agreement as of the date stated at the beginning of this Agreement.

20.	Appendix I “List of Licensed Marks”, Appendix II “List of Authorized Products” and Appendix III “Quality Guarantee Agreement” attached hereto shall have equal legal force and effect as this Agreement.

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XIAOMI COMMUNICATIONS CO., LTD.	ANHUI HUAMI INFORMATION TECHNOLOGY CO., LTD.

(Contract seal: /s/ Xiaomi Communications Co., Ltd.)	(Contract seal: /s/ Anhui Huami Information Technology Co., Ltd.)